Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger 212-415-3393

Omnicom Reports First Quarter 2007 Results

NEW YORK, APRIL 24, 2007 - Omnicom Group Inc. (NYSE-OMC) today announced that net income for the first quarter of 2007 increased 10.4% to $183.0 million from $165.7 million in the first quarter of 2006. Diluted earnings per share in the first quarter of 2007 increased 17.2% to $1.09 per share from $0.93 per share in the first quarter of 2006.

Worldwide revenue increased 10.8% to $2,840.6 million from $2,562.9 million in the first quarter of 2006. Domestic revenue for the first quarter of 2007 increased 7.7% to $1,543.9 million compared to $1,433.0 million in the first quarter of 2006. International revenue increased 14.8% to $1,296.7 million compared to $1,129.9 million in the first quarter of 2006.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our first quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

437 Madison Avenue, New York, N.Y. 10022. (212) 415-3600 Telex 428245 Fax (212) 415-3530

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Three Months Ended March 31,	2007	2006(1)
Revenue	$2,840.6	$2,562.9
Operating expenses	2,525.1	2,278.5

Operating profit	315.5	284.4
Net interest expense	18.3	15.1

Income before income taxes	297.2	269.3
Income taxes	100.5	90.9

Income after income taxes	196.7	178.4

Equity in earnings of affiliates	5.2	4.9
Minority interests	(18.9)	(17.6)

Net income	$183.0	$165.7

Net income per common share
Basic	$1.11	$0.94
Diluted	$1.09	$0.93

Weighted average shares (in millions)
Basic	165.6	176.7
Diluted	167.8	177.8

Dividend declared per share	$0.25	$0.25

(1)	Included in operating profit and net income for the quarter ended March 31, 2006 is a benefit of $3.6 million and $2.0 million, respectively, resulting from the cumulative effect of the adoption of SFAS 123(R) and the requirement to provide an estimate for forfeitures on all unvested stock-based compensation awards, as of January 1, 2006.